Exhibit 99.1

Four Oaks Bank Announces Resignation of Chief Financial Officer and Appointment of Interim Chief Financial Officer

FOUR OAKS, N.C.--(BUSINESS WIRE)--September 1, 2015--Four Oaks Fincorp, Inc. (OTCQX:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced that on August 31, 2015, Nancy S. Wise, Executive Vice President, Chief Financial Officer of the Company and the Bank, resigned from her positions with the Company and the Bank, effective as of September 1, 2015 to spend time caring for aging family members.

The Company intends to initiate a search for a replacement and, until such time as a new Chief Financial Officer is appointed, Ms. Deanna W. Hart, the Bank’s Senior Vice President and Controller since January 2014, will serve as acting Chief Financial Officer of the Company and the Bank.

President and Chief Executive Officer David H. Rupp stated, “We extend our profound thanks to Nancy for her twenty five years of dedicated service to the bank and wish her well in caring for her family.”

“Deanna has been a key part of our team for many years and, with our experienced finance staff, we are well-equipped to handle this transition and continue on our path toward long-term growth,” Mr. Rupp added.

With $722 million in total assets as of June 30, 2015 the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO) and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, 919-963-2177
President and Chief Executive Officer